EXHIBIT 15(b)

         DELOITTE &
           TOUCHE LLP
         ------------     -------------------------------------------------
                          Suite 1600              Telephone: (214) 777-7000
                          Texas Commerce Tower
                          2200 Ross Avenue
                          Dallas, Texas  75201-6778




          Texas Utilities Electric Company:

          We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim financial information of Texas Utilities Electric Company and subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated May 8, 1997; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being used in this Post Effective Amendment No. 1 to Registration Statement No. 33-83976.

          We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement, as so amended, prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/ Deloitte & Touche LLP

          June 30, 1997